ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”), is made as of the 9th day of July 2012, by and among, MULTIBAND CORPORATION, a publicly traded Minnesota corporation (“Multiband”), MBSUB, a Minnesota corporation (“MBS”), and MDU COMMUNICATIONS INTERNATIONAL, INC., a publicly traded Delaware corporation (“MDUC”). Each party hereto may be referred to herein individually as a “Party” and collectively, as the “Parties”. Multiband, MBS and MDUC are collectively referred to herein as the “Corporate Parties”.

WITNESSETH:

WHEREAS, Multiband and MDUC entered into that certain Letter of Intent, dated May 8, 2012 (the “Letter of Intent”), whereby they agreed to negotiate in good faith with a view to executing all definitive agreements necessary to complete the transaction described hereinafter; and

WHEREAS, the MDUC Shareholders own one hundred percent (100%) of the issued and outstanding shares of capital stock of MDUC (the “MDUC Shares”); and

WHEREAS, MBS desires to merge into MDUC with MDUC being the surviving corporation; and

WHEREAS, Multiband desires to issue new shares of Multiband common stock (the “Multiband Shares”) to the MDUC Shareholders in exchange for the MDUC Shares upon the terms and subject to the conditions set forth herein; and

WHEREAS, the MDUC Shareholders desire to exchange the MDUC Shares for the Multiband Shares upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants, representations and warranties hereinafter set forth, the Parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1

Defined Terms

The following terms used in this Agreement shall have the meanings indicated below:

1.1 “1933 Act” shall mean the Securities Exchange Act of 1933, as amended.

1.2 “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.3 “Certificate” shall have the meaning given in Section 2.6.1 of this Agreement.

1.4 “Closing” shall have the meaning given in Section 3.1 of this Agreement.

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1.5 “Closing Date” shall have the meaning given in Section 3.1 of this Agreement.

1.6 “COBRA” shall have the meaning given in Section 4.10.6 of this Agreement.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.8 “Defined Benefit Plan” shall have the meaning given in Section 4.10.1 of this Agreement.

1.9  “DGCL” shall mean Delaware General Corporation Laws.

1.10 “Dissenting Shares” shall have the meaning given in Section 2.5.1 of this Agreement.

1.11 “Dissenting Shareholders” shall have the meaning given in Section 2.5.1 of this Agreement.

1.12 “Due Diligence Period” shall mean the period commencing on May 8, 2012 and until July 31, 2012.

1.13 “Effective Time” shall have the meaning set forth in Section 2.13 of this Agreement.

1.14 “Environmental, Health and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or occupational safety and health law, including those consisting of or relating to (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product), (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or occupational safety and health law, (c) financial responsibility under any Environmental Law or occupational safety and health law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or occupational safety and health law, or (d) any other compliance, corrective or remedial measure required under any Environmental Law or occupational safety and health law.

1.15 “Environmental Law” shall mean any Legal Requirement that requires or relates to (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment, (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment, (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated, (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (e) protecting resources, species or ecological amenities, (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances, (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention, or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

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1.16 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.17 “Exchange Agent” shall have the meaning given in Section 2.6.1 of this Agreement.

1.18 “Exchange Fund” shall have the meaning given in Section 2.6.1 of this Agreement.

1.19 “Exchange Ratio” shall have the meaning given in Section 2.1.4 of this Agreement.

1.20 “Excluded Share(s)” shall have the meaning given in Section 2.5.1 of this Agreement.

1.21 “GAAP” shall have the meaning given in Sections 4.5 of this Agreement.

1.22 “Governmental Body” means any national, federal, state or local governmental, judicial or regulatory agency, authority or body within or outside the United States.

1.23 “Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from the MDUC Facilities or the Multiband Facilities, respectively, or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the MDUC Facilities or the Multiband Facilities, respectively, or that may affect the value of the MDUC Facilities or the Multiband Facilities, respectively, or the respective businesses.

1.24 “Hazardous Material” shall mean any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

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1.25 “Joint Proxy/Registration Statement” shall have the meaning given in Section 6.3.1 of this Agreement.

1.26 “Knowledge” shall mean actual knowledge as of the date of this Agreement, through and including the Closing Date; provided, however, that the term Knowledge shall encompass not only the actual knowledge of such individual(s) or entity(ies), but, in the case of the Corporate Parties, also shall include the knowledge that a reasonably prudent corporate officer or director of a corporation would possess.

1.27 “Legal Requirement” means any federal, state, local, municipal, foreign, international or multinational judgment or other administrative order, decree, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

1.28 “Letter of Intent” shall have the meaning given in the recitals to this Agreement.

1.29 “MDUC Affiliate” shall mean any subsidiary owned by MDUC.

1.30 “MDUC Contract” shall have the meaning set forth in Section 4.8 of this Agreement.

1.31 “MDUC Employee Plans” shall have the meaning set forth in Section 4.10.1 of this Agreement.

1.32 “MDUC Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated in connection with MDUC and the MDUC Affiliates and any buildings, plants, structures, or equipment currently or formerly owned or operated in connection with MDUC and the MDUC Affiliates.

1.33 “MDUC Material Adverse Effect” means any non-curable state of facts, development, event, circumstance, occurrence, or effect (other than general economic conditions) that, individually or taken collectively with all other events, circumstances, or effects that have occurred prior to the date of determination of the occurrence of the MDUC Material Adverse Effect, (a) is materially adverse to the condition (financial or otherwise), business, operations, prospects, or results of operations of MDUC and the MDUC Affiliates taken as a whole, (b) materially impairs the ability of MDUC to perform its obligations hereunder, or (c) delays the consummation of the Merger (hereinafter defined in Section 2.1.3).

1.34 “MDUC Net Name” shall have the meaning given in Section 4.15.2 of this Agreement.

1.35 “MDUC Shareholder(s)” shall mean all of its public shareholders.

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1.36 “MDUC Shares” shall have the meaning given in the recitals to this Agreement and in Section 2.5.1 of this Agreement.

1.37 “MDUC Stock Option(s)” shall have the meaning given to incentive stock options or non-qualified stock options to purchase MDUC Common Stock as provided for in the MDUC Stock Option Plan.

1.38 “MDUC Stock Option Plan” shall mean the equity incentive plan described in Schedule 4.3, attached hereto.

1.39 “Merger” shall have the meaning given in Section 2.1.3 of this Agreement.

1.40 “Merger Consideration” shall have the meaning given in Section 2.1.4 and 2.6.9 of this Agreement.

1.41 “Multiband” shall have the meaning given in the heading to this Agreement.

1.42 “Multiband Affiliate” shall mean Multiband and its active subsidiaries.

1.43 “Multiband Balance Sheet Date” shall have the meaning set forth in Section 5.5 of this Agreement.

1.44 “Multiband Contracts” shall have the meaning set forth in Section 5.8 of this Agreement.

1.45 “Multiband Employee Plan(s)” shall have the meaning set forth in Section 5.10.1 of this Agreement.

1.46 “Multiband ERISA Affiliate” shall have the meaning set forth in Section 5.10.1 of this Agreement.

1.47 “Multiband Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated in connection with the Multiband Parties and the Multiband Affiliates and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated in connection with the Multiband Parties and the Multiband Affiliates.

1.48 “Multiband Material Adverse Effect” means any non-curable state of facts, development, event, circumstance, occurrence, or effect (other than general economic conditions) that, individually or taken collectively with all other events, circumstances, or effects that have occurred prior to the date of determination of the occurrence of the Multiband Material Adverse Effect, (a) is materially adverse to the condition (financial or otherwise), business, operations, prospects, or results of operations of the Multiband Affiliates taken as a whole, (b) materially impairs the ability of the Multiband Affiliates to perform their obligations hereunder, or (c) delays the consummation of the Merger.

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1.49 “Multiband Net Names” shall have the meaning set forth in Section 5.15.2 of this Agreement.

1.50 “Multiband SEC Reports” shall have the meaning set forth in Section 5.17 of this Agreement.

1.51 “Multiband Share(s)” shall have the meaning set forth in the recitals to this Agreement and in Section 2.5.1 of this Agreement.

1.52 “Party” shall have the meaning given in the recitals to this Agreement.

1.53 “Parties” shall have the meaning given in the recitals to this Agreement.

1.54 “Person” shall mean any person, group of persons, entity or corporation.

1.55 “PBGC” shall have the meaning given in Section 4.10.2 of this Agreement.

1.56 “Replacement Option” shall have the meaning given in Section 2.7.1 of this Agreement.

1.57 “Representatives” shall have the meaning given in Section 6.5 of this Agreement.

1.58 “Surviving Entity” shall have the meaning given in Section 2.1.3 of this Agreement.

1.59 “Tax” means any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (whether domestic or foreign).

1.60  “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

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SECTION 2

Merger

2.1 Merger. MDUC shall be merged into MBS, with MDUC being the surviving entity. To accomplish this transaction, Multiband shall issue new registered Multiband Shares to MDUC Shareholders in exchange for the MDUC Shares.

2.1.1 Cancellation of the MDUC Shares. Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.6 of this Agreement, and subject further to the adjustments indicated in Section 2.2, on the Closing Date, all of each MDUC Shareholder’s right, title, and interest to the MDUC Shares indicated next to such MDUC Shareholder’s name on Schedule 4.3, shall be cancelled and retired and shall cease to exist.

2.1.2 Rule 145. Notwithstanding anything to the contrary in this Agreement, no certificates representing the Multiband Shares shall be delivered to a person who is a Multiband “affiliate” for purposes of Rule 145 of the 1933 Act until such person shall have executed and delivered to Multiband an Affiliate Agreement.

2.1.3 Wholly Owned Subsidiary and Merger. Immediately subsequent to the Closing Date, MDUC will become a wholly owned subsidiary of Multiband and will merge into MBS with MDUC being the surviving entity (the “Surviving Entity”). At the time of the Closing, MDUC, MBS and Multiband will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Corporate Parties and specified in the Delaware Certificate of Merger (the “Effective Time”). The Parties shall designate the Effective Date and Effective Time of the Merger as October 1, 2012, 12:01 AM EST, subject to timing of Closing.

2.1.4 Exchange Ratio. Multiband shall issue collectively to the MDUC Shareholders 4.30 million Multiband Shares in exchange for the MDUC Shares representing collectively $12.9 million for the MDU Shares, based on a Multiband stock price of $3.00 per share. The number of Multiband Shares issued to MDUC shareholders shall not change unless the average ten (10) day closing stock price of the Multiband Shares prior to Closing is higher than $3.60 per share or lower than $2.40 per share (“Multiband Stock Closing Price”). However, should the Multiband Stock Closing Price exceed $3.60, the number of Multiband Shares issued to the MDUC Shareholders shall be reduced by the Multiband Stock Closing Price less $3.60, multiplied by 4.30 million shares, and then divided by the Multiband Stock Closing Price (for example: if the Multiband Stock Closing Price is $4.00; $4.00 - $3.60 = $0.40 x 4,300,000 = $1,720,000/ $4.00 = 430,000 share reduction). Should the Multiband Stock Closing Price fall below $2.40, in addition to the 4.30 million shares issued to MDUC Shareholders, Multiband shall make a collective cash payment to the MDUC Shareholders in the amount of $2.40, less the Multiband Stock Closing Price, multiplied by 4.30 million shares (for example: if the Multiband Stock Closing Price is $2.20; $2.40 - $2.20 = $0.20 x 4,300,000 = $860,000 cash payment). The final ratio of Multiband Shares issued in exchange for each MDUC Share is referred to in this Agreement as the “Exchange Ratio”. Notwithstanding the above, at the option of Multiband, $12.9M in cash may instead be tendered to MDUC Shareholders for the MDUC Shares.

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2.2 Adjustments to the Exchange Ratio Based Upon Stock Splits, Etc. If between the date of this Agreement and the Closing Date, there shall be any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of stock or any similar event with respect to the Multiband Shares or the MDUC Shares, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate.

2.3 Articles of Incorporation and Bylaws.

2.3.1 The Articles of Incorporation of MDUC as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Entity, until duly amended as provided therein or by applicable law.

2.3.2 The Bylaws of MDUC as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Entity, until duly amended as provided therein or by applicable law.

2.4 Directors and Officers of the Surviving Entity. At the Effective Time, the following shall be the initial directors and officers of MDUC, (i) Sheldon Nelson, Director and President, (ii) Patrick Cunningham, Director and Vice President, and (iii) Michael Stanway, Vice President, all other directors and officers of MDUC having resigned, each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity and applicable law.

2.5 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of MDUC:

2.5.1 Merger Consideration. Each share of the common stock, par value $.001 per share, of MDUC (a “MDUC Share” or, collectively, the “MDUC Shares”) issued and outstanding at the Effective Time (other than the MDUC Shares owned by Multiband or shares that are owned by MDUC and not held on behalf of third parties or the MDUC Shares (the “Dissenting Shares”) that are held by shareholders (“Dissenting Shareholders”) exercising appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, the “Excluded Shares”)) shall be converted into, and become exchangeable for that fraction of a share of common stock, with no par value per share, of Multiband (a “Multiband Share” or, collectively, the “Multiband Shares”) (the “Merger Consideration” along with Section 2.6.9) equal to the Exchange Ratio. At the Effective Time, all of the MDUC Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate representing any of such MDUC Shares (other than the Excluded Shares) (a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 2.6.5 cash in lieu of fractional shares into which such MDUC Shares have been converted pursuant to this Section 2.5.1 and any dividends or other distributions pursuant to Section 2.6.3 and any Dissenting Shares shall thereafter represent only the right to receive the payments set forth in Section 2.6.8.

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2.5.2 Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist, subject to Section 2.6.8.

2.6 Exchange of Certificates for Shares. Assuming that the consideration for the Merger is an Exchange Ratio and not cash as referenced in Section 2.1.4, this Section shall generally govern the exchange of MDUC Shares for Multiband Shares, unless mutually agreed to otherwise by the Parties, or if an electronic means of transmittal is utilized.

2.6.1 Exchange Agent. As of the Effective Time, Multiband shall deposit, or shall cause to be deposited, with an exchange agent selected by Multiband, with MDUC’s prior approval, which shall not be unreasonably withheld (the “Exchange Agent”), for the benefit of the holders of the MDUC Shares, certificates representing the shares of Multiband common stock to be issued or paid pursuant to this Section 2 (the “Exchange Fund”) in exchange for the outstanding MDUC Shares upon due surrender of the Certificates pursuant to the provisions of this Section 2.

2.6.2 Exchange Procedures. Appropriate transmittal materials shall be provided by the Exchange Agent to holders of record of the MDUC Shares as soon as practicable after the Effective Time advising such holders of the effectiveness of the Merger and the procedure for surrendering the Certificates to the Exchange Agent, including a Certificate in form and substance satisfactory to Multiband and the holders of record of the MDUC Shares, which Multiband will be relying upon in connection with the issuance of Multiband Shares. Upon the surrender of a Certificate to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of the Multiband Shares that such holder is entitled to receive pursuant to this Section 2, and (y) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of the MDUC Shares that is not registered in the transfer records of MDUC, a certificate representing the proper number of the Multiband Shares, together with a check for any cash to be paid upon due surrender of the Certificate and any other distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such MDUC Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any Certificate is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for Multiband Shares in a name other than that of the registered holder of the Certificate surrendered.

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2.6.3 Distributions with Respect to Unexchanged Shares; Voting. All of the Multiband Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Multiband in respect of the Multiband Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Multiband Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Section 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing the Multiband Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Multiband Shares and not paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Multiband Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

2.6.4 Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of MDUC of the MDUC Shares that were outstanding immediately prior to the Effective Time.

2.6.5 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of the Multiband Shares will be issued and any holder of the MDUC Shares entitled to receive a fractional share of the Multiband Shares but for this Section 2.6.5 shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of the Multiband Shares based on the net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of the Multiband Shares that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five (5) business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional shares of Multiband Shares have been received by the Exchange Agent.

2.6.6 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any of the Multiband Shares) that remains unclaimed by the MDUC Shareholder for two (2) years after the Effective Time shall be delivered to Multiband. Any MDUC Shareholder who has not theretofore complied with this Section 2 shall thereafter look only to Multiband for delivery of any certificates for the Multiband Shares of such shareholders and payment of any cash, or other distributions in respect thereof payable and/or issuable pursuant to this Section 2 upon due surrender of their Certificates (or affidavit(s) of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Multiband, the Surviving Entity, the Exchange Agent, or any other Person shall be liable to any former holder of MDUC Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.6.7 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Multiband, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Multiband Shares and any cash, unpaid dividends and other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

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2.6.8 Dissenters’ Rights. No Dissenting Shareholder shall be entitled to the Multiband Shares or cash in lieu of fractional shares or any dividends or other distributions pursuant to this Section 2 unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the MDUC Shares owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any of the MDUC Shares, such MDUC Shares shall thereupon be treated as though such MDUC Shares had been converted into shares of the Multiband Shares. MDUC shall give Multiband (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by MDUC relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. MDUC shall not, except with the prior written consent of Multiband, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.6.9 Contingent Consideration Regarding Sale of Assets by MDUC. As further described in Schedule 2.6.9, to the extent that MDUC executes a purchase/sale agreement(s):

(a) Prior to Closing to sell a maximum of [ *** Redacted ***] select subscribers (“Selling Subs”), all proceeds of which will be used to retire FCC, LLC, d/b/a First Capital, and Full Circle Funding, LP credit facility debt, Multiband will issue additional Multiband Shares to MDUC shareholders equal to the total purchase price of the Selling Subs, divided by the number of Selling Subs, less Total Merger Consideration divided by the number of Merger MDUC subscribers, multiplied by the number of Selling Subs, multiplied by 75%, and then divided by the Multiband stock price in Section 2.1.4;

(b) Within three (3) months Post-Closing to sell select subscribers (“PC Selling Subs”), sale of which is subject to the approval of Multiband, proceeds of which will be used to retire FCC, LLC, d/b/a First Capital, and Full Circle Funding, LP credit facility debt, upon the Closing of the Post Closing Selling Subs, Multiband will issue additional Multiband Shares to former MDUC shareholders equal to the total purchase price of PC Selling Subs, divided by the number of PC Selling Subs, less Total Merger Consideration divided by the number of Merger MDUC subscribers, multiplied by number of PC Selling Subs, multiplied by 40%, and then divided by the Multiband stock price in Section 2.1.4;

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(c) Alternatively, at Multiband’s election, such payment under (a) or (b) above may be made in cash, rather than Multiband Shares, and shall be awarded to the MDUC Shareholders of record at the Effective Time. In either event, Multiband shall not be liable to make any such payment under (a) or (b), unless and until MDUC closes and receives the proceeds from the Selling Subs and/or PC Selling Subs.

2.7 Treatment of MDUC Stock Options.

2.7.1 MDUC Stock Options. At the Effective Time, by virtue of the Merger and without the need of any further action on the part of MDUC or holders of MDUC Stock Options, Multiband shall assume the MDUC Stock Option Plan, with the result that all obligations of MDUC under the MDUC Stock Option Plan, including with respect to MDUC Stock Options outstanding at the Effective Time, shall be obligations of Multiband following the Effective Time. Without limiting the foregoing, at the Effective Time, each outstanding MDUC Stock Option, whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of MDUC or the holder thereof, be assumed by Multiband (each such assumed option, a "Replacement Option"). Each Replacement Option shall be subject to the same terms and conditions as the applicable MDUC Stock Option it replaced, except that (i) each such Replacement Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Multiband common stock (rounded down to the nearest whole share) equal to the number of shares of MDUC common stock subject to such MDUC Stock Option multiplied by the Exchange Ratio, and (ii) the exercise price per share of Multiband common stock shall be an amount equal to the exercise price per share of the shares of MDUC common stock subject to such MDUC Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). To the extent that they replace options which qualify as "incentive stock options” under the Code, each Replacement Option will be intended to qualify as an "incentive stock option" under the Code (although Multiband makes no representation and warranty whatsoever that such options will so qualify).

2.7.2 Corporate Actions. At or prior to the Effective Time, MDUC, its Board of Directors, and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions, including adoption of any appropriate amendments to the MDUC Stock Plan and other MDUC Employee Plans, which are necessary to effectuate the provisions of Section 2.7.1.

2.8 No Right to Acquire Shares. MDUC shall take all actions necessary to ensure that from and after the Effective Time, (i) neither Multiband nor the Surviving Entity will be required to deliver the MDUC Shares or other capital stock of MDUC or any of the MDUC Affiliates to any Person pursuant to or in settlement of the MDUC Stock Options after the Effective Time, and (ii) the Surviving Entity will not be bound by any options, rights, awards or arrangements which would entitle any Person, other than Multiband, to beneficially own shares of the Surviving Entity or Multiband or receive any payments (other than as set forth in this Section 2) in respect of such options, rights, awards or arrangements.

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SECTION 3

Closing

3.1 Date, Time and Place. Provided that all of the closing conditions precedent and mutual conditions set forth in Sections 8 and 9 have been satisfied (or waived as provided in this Agreement, or otherwise will be satisfied at the closing), the “Closing” of the transactions provided for in this Agreement shall take place at 12:01 a.m. Central Standard Time two (2) business days following approval of the Merger by the MDUC Shareholders (assuming all other conditions to Closing having been met), at the corporate offices of Multiband Corporation in Minnetonka, Minnesota, unless another date, place and time shall be agreed to between the Corporate Parties. The date and time of the Closing is sometimes herein called the “Closing Date”.

3.2 Deliveries by MDUC at the Closing. At the Closing, MDUC and/or the MDUC Shareholders will deliver or cause to be delivered to Multiband the following:

3.2.1 The Articles of Incorporation of MDUC and all amendments thereto, certified by the Secretary of the State of Delaware, dated as of a date within five (5) days prior to the Closing Date;

3.2.2 A “good standing” certificate for MDUC, dated as of a date within five (5) days prior to the Closing Date;

3.2.3 A certificate, or certificates, representing the MDUC Shares, duly endorsed or accompanied by duly executed stock powers, or such other manner of transmittal mutually agreed to by the Parties;

3.2.4 Certificates of the President of MDUC, dated as of the Closing Date, confirming (i) the truth and correctness of all of the representations and warranties of MDUC and the MDUC Affiliates contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Section 4 hereof, and (ii) that all agreements and covenants of MDUC and the MDUC Affiliates specified herein have been complied with;

3.2.5 A certificate of the Secretary of MDUC, dated as of the Closing Date, in form and substance reasonably satisfactory to Multiband, as to (i) the lack of amendments to MDUC’s Articles of Incorporation since the date of the certificate referred to in Section 3.2.2 above, (ii) MDUC’s Bylaws, (iii) the resolutions and/or Special Meeting Minutes of MDUC’s Board of Directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby, and (iv) the incumbency and signatures of MDUC’s officers who execute this Agreement; and

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3.2.6 Such other documents and instruments as Multiband may reasonably request to effectuate the transactions contemplated by this Agreement and any other transactions contemplated hereby.

3.3 Deliveries by Multiband at the Closing. At the Closing, Multiband will deliver or cause to be delivered to MDUC and/or the MDUC Shareholders the following:

3.3.1 The Articles of Incorporation of Multiband and all amendments thereto, certified by the Secretary of the State of Minnesota, dated as of a date within five (5) days prior to the Closing Date;

3.3.2 A “good standing” certificate for Multiband, dated as of a date within five (5) days prior to the Closing Date;

3.3.3 The certificates representing the Multiband Shares, duly endorsed or accompanied by duly executed stock powers, or such other manner of transmittal mutually agreed to by the Parties;

3.3.4 Certificates of the Chief Executive Officer, President, and Chief Financial Officer of Multiband, dated as of the Closing Date, confirming (i) the truth and correctness of all of the representations and warranties of Multiband contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Section 5 hereof, and (ii) that all agreements and covenants of Multiband specified herein have been complied with;

3.3.5 A certificate of the Secretary of Multiband, dated as of the Closing Date, in form and substance reasonably satisfactory to MDUC, as to (i) the lack of amendments to Multiband’s Articles of Incorporation since the date of the certificate referred to in Section 3.3.1 above, (ii) Multiband’s Bylaws, (iii) the resolutions and/or Special Meeting Minutes of Multiband’s Board of Directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby, and (iv) the incumbency and signatures of Multiband’s officers who execute this Agreement; and

3.3.6 Such other documents and instruments as MDUC may reasonably request to effectuate the transactions contemplated by this Agreement and any other transactions contemplated hereby.

SECTION 4

Representations and Warranties of MDUC

Except as set forth in the corresponding disclosure schedule, as material inducement to Multiband to enter into this Agreement and to close the transactions contemplated hereunder, MDUC and the MDUC Affiliates hereby make the following representations, warranties and agreements to and with the Multiband Affiliates:

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4.1 Proper Corporate and Governmental Approvals. MDUC has full power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby, and to consummate the transactions contemplated hereby and thereby. This Agreement and the documents contemplated hereby have been, or will be when executed and delivered at or prior to the Closing, duly executed and delivered by MDUC and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of MDUC, enforceable against MDUC in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and/or other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. Except as indicated in Schedule 4.1, no approval of any Government Body or governmental agency is required to consummate the transactions contemplated hereby, except any approvals heretofore obtained. The Board of Directors of MDUC has approved this Agreement and the transactions contemplated hereby and such resolutions of the Board of Directors of MDUC have not been rescinded and are in full force and effect.

4.2 Good Standing. MDUC and every MDUC Affiliate are in good standing in the State of Delaware and/or in all states in which MDUC or the MDUC Affiliate is authorized to conduct business.

4.3 Capital Structure. The aggregate number of shares of capital stock that MDUC is authorized to issue is 35,000,000 authorized shares of common stock, of which 5,542,958 shares are issued and 5,525,516 are presently outstanding. MDUC agrees that it shall not, prior to the Closing, issue more shares of its common stock and/or alter the capital structure of MDUC in any manner except with respect to (i) issuance of common stock upon the exercise of an option pursuant to an MDUC Stock Option Plan, (ii) issuance of common stock pursuant to the MDUC Employee Stock Purchase Plan, and (iii) issuance of common stock to employees pursuant to Board of Director approved incentive plans, the details of which are contained on Schedule 4.3. All such issued MDUC Shares have been validly issued and are fully paid and non-assessable.

Set forth on Schedule 4.3, attached hereto, is a true and correct list of each option/warrant holder, the number of options/warrants to acquire MDUC common stock held by each option/warrant holder, and the grant date of each option/warrant. Except as set forth on Schedule 4.3, there are no outstanding options, warrants, or other securities convertible into the MDUC Shares. Except as indicated above, MDUC does not have any outstanding securities of any kind. Except as set forth in Schedule 4.3, MDUC is not a party to any contract obligating MDUC, directly or indirectly, to issue additional securities of any kind. Except as set forth on Schedule 4.3, none of the MDUC Shares have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer, or subscription agreements. Except as set forth on Schedule 4.3, MDUC is not a party to any stockholder agreement, voting agreement, voting trust, or any such similar arrangements with respect to the transfer, voting, or other rights associated with its securities, and to MDUC’s Knowledge, there are no such agreements, trusts, or arrangements to which MDUC is a party. MDUC has not repurchased or otherwise acquired any of its securities since January 1, 2010. There are no obligations, contingent or otherwise, for MDUC to repurchase, redeem, or otherwise acquire any of its securities other than as indicated on Schedule 4.3. There are no declared or accrued unpaid dividends with respect to MDUC’s securities. Except as set forth on Schedule 4.3, MDUC does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. MDUC does not have outstanding any bonds, debentures, notes, or other obligations or debt securities the holders of which have a right to vote (or convertible into, or exercisable into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

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4.4 Absence of Conflict with Charter Documents, Bylaws and Material Contracts. Except as set forth in Schedule 4.4, the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by MDUC do not and will not, with or without the giving of notice, the lapse of time or both, result in the material breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement or other instrument (including without limitation, MDUC’s Articles of Incorporation and Bylaws) by which MDUC is bound, any judgment, decree, order or award of any court, Governmental Body or arbitrator, or any material applicable law, rule or regulation.

4.5 Financial Statements. The financial statements of MDUC as of March 31, 2012, and the fiscal year ended September 30, 2011, audited by J.H. Cohn LLP, MDUC’s certified public accountants, have been prepared in accordance with generally accepted accounting practices (“GAAP”) and fairly represent the financial condition of MDUC on such date. Since such date, there has, in MDUC’s reasonable opinion, been no material adverse change in the financial condition of MDUC.

4.6 Condition, Ownership and Status of Owned and Leased Real and Personal Property.

4.6.1 MDUC does not own any real property (including without limitation any option or other right or obligation to purchase any real property or any interest therein).

4.6.2 Schedule 4.6.2 sets forth a complete list of all real property and interests in real property used, held for use or intended to be used primarily in the operation or conduct of MDUC’s business and identifies any leases, reciprocal easements, operating agreements, licenses or similar agreements relating thereto. True and complete copies of each agreement set forth on Schedule 4.6.2 has previously been furnished to Multiband. Each agreement set forth on Schedule 4.6.2 is in full force and effect and has not been amended in writing or otherwise, and no party thereto is in default or breach thereunder. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under such agreements. None of MDUC or any of the MDUC Affiliates has received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any such agreement.

4.7 Litigation and Compliance with Laws. Except as set forth in Schedule 4.7 of this Agreement, (i) MDUC is not engaged in or a party to any legal action, investigation, arbitration or other proceeding before any court, administrative agency or arbitrator in which a final determination adverse to MDUC would have a material adverse effect on the assets, financial condition or operations of the business, and (ii) MDUC has not been charged with and, to its best knowledge, is not under investigation with respect to any violation of any provision of federal, state or other applicable law or administrative regulation.

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4.8 Status of Material Contracts and Relationships. MDUC has made available to Multiband true and complete copies of any material documents, contracts and commitments to which MDUC is a party (the “MDUC Contracts”). To the best of its Knowledge, (i) MDUC is not in default of any material term or provision of any MDUC Contract, and (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not cause a breach of any MDUC Contract. In addition, except as set forth on Schedule 4.8, each Right of Entry or Access Agreement MDUC has executed is a valid agreement and MDUC is not in default under any such agreement.

4.8.1 Marketable Title. Except as set forth on Schedule 4.8.1, MDUC has and shall transfer to the Multiband Parties good and marketable title to all of its Assets, and the Assets are free and clear of all pledges, mortgages, liens, encumbrances and security interests of any kind.

4.8.2 Vendors and Creditors. Schedule 4.8.2 is a complete and accurate listing of MDUC’s current vendors and creditors who have individually billed MDUC in excess of fifty thousand ($50,000) dollars over the prior 12 months. There are no current or past vendors or creditors to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in connection with the undertaking of the transactions contemplated by this Agreement. In addition, except as otherwise disclosed on Schedule 4.8.2, MDUC is not engaged in, nor is a party to, any legal action, investigation, arbitration or other proceeding before any court, administrative agency or arbitrator with any of these vendors and creditors.

4.8.3 Broker’s Fees. Neither MDUC nor any of its representatives have (directly or indirectly) in connection with this Agreement or the transactions contemplated hereby employed any broker or otherwise agreed to pay or incurred any obligation to pay to any third party any broker’s fee, any sales commission or any similar form of compensation, except for Berkery, Noyes & Company, LLC.

4.8.4 Equipment. All Equipment used in the operation of MDUC’s multiple dwelling unit properties is in good working order, is free from any material defect and has been well maintained, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred.

4.8.5 Certain Payments. Since January 1, 2009, neither MDUC nor any of its representatives, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) in violation of any applicable law.

4.9 Status of Labor Relations. Except as set forth on Schedule 4.9, (i) neither MDUC nor any MDUC Affiliate in the last six (6) years has been or is a party to any collective bargaining or other labor contract, and (ii) during the last six years, there has not been, there is not presently pending or existing, and to MDUC’s Knowledge there is not threatened, (a) any strike, slowdown, picketing, organizing campaign, work stoppage, or employee grievance process, (b) any proceeding against or affecting MDUC relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting MDUC or its premises, or (c) any application for certification of a collective bargaining agent. Except as set forth on Schedule 4.9, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees or independent contractors by MDUC, and no such action is contemplated by MDUC. Except as set forth on Schedule 4.9, MDUC and the MDUC Affiliates have to their Knowledge complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Except as set forth on Schedule 4.9, MDUC is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, including without limitation any retroactive workers’ compensation.

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4.10 Status of Employee Benefit Plans.

4.10.1 Set forth on Schedule 4.10.1(a) is a list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by MDUC, a MDUC Affiliate or any other person controlled by, controlling or under common control with MDUC (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by MDUC, or any ERISA Affiliate, or with respect to which MDUC or the MDUC Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee, independent contractor or service provider of MDUC or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively, the “MDUC Employee Plans”). Schedule 4.10.1(b) identifies as such any MDUC Employee Plan that is (i) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code), (ii) a plan intended to meet the requirements of Section 401(a) of the Code, (iii) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA), or (iv) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.

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4.10.2 MDUC has delivered to Multiband copies of (i) the documents comprising each MDUC Employee Plan (or, with respect to any MDUC Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of MDUC any ERISA Affiliate), (ii) all trust agreements, insurance contracts or any other funding instruments related to the MDUC Employee Plans, (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to any MDUC Employee Plan and any open requests therefor, (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the MDUC Employee Plans during the current year and each of the three preceding years, (v) all collective bargaining agreements pursuant to which contributions to any MDUC Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by MDUC or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities, (vi) all contracts with third-party record keepers, trustees, appraisers, actuaries, accountants, attorneys, investment managers, consultants and other independent contractors that relate to any MDUC Employee Plan, (vii) with respect to MDUC Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years, and (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications, including communications to MDUC Employee Plan participants, regarding the MDUC Employee Plans.

4.10.3 Except as set forth on Schedule 4.10.3, MDUC has made full payment for all amounts that are required under the terms of each MDUC Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such MDUC Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such MDUC Employee Plan, whether or not waived. The value of the assets of each MDUC Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such MDUC Employee Plan. MDUC is not required to provide security to a MDUC Employee Plan under Section 401(a)(29) of the Code. The funded status of each MDUC Employee Plan that is a Defined Benefit Plan is disclosed on Schedule 4.10.3 in a manner consistent with the Statement of Financial Accounting Standards No. 87. MDUC has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the MDUC Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

4.10.4 Except as disclosed on Schedule 4.10.4, no MDUC Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such MDUC Employee Plan. The PBGC has not instituted or threatened a proceeding to terminate or to appoint a trustee to administer any of the MDUC Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the MDUC Employee Plans by the PBGC. No MDUC Employee Plan has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. MDUC has paid in full all insurance premiums due to the PBGC with regard to the MDUC Employee Plans for all applicable periods ending on or before the Closing Date.

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4.10.5  None of MDUC, the MDUC Affiliates, or any fiduciary of any MDUC Employee Plan, or any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the transactions contemplated by this Agreement will not result in any liability (i) for the termination of or withdrawal from any MDUC Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

4.10.6 MDUC has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”, and (ii) any applicable state statutes mandating health insurance continuation coverage for employees. Set forth on Schedule 4.10.6 is a list of all individuals who are current COBRA beneficiaries, their relationship to MDUC, the welfare plans they participated in, the benefits they elected to receive under COBRA and the expiration (or expected expiration) of their coverage.

4.10.7 The form of all MDUC Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in accordance with their terms and each of the MDUC Employee Plans and the administration thereof, is and has been in compliance with the requirements of any and all applicable statutes, orders, or governmental rules or regulations, including, but not limited to, ERISA and the Code. To MDUC’s and each MDUC Affiliate’s Knowledge, none of MDUC or any fiduciary of a MDUC Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the MDUC Employee Plans (including Internal Revenue Service/Department of Labor Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the MDUC Employee Plans have been appropriately given.

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4.10.8 Each MDUC Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and none of MDUC and the MDUC Affiliates or any fiduciary of any Employee Benefit Plan, has Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any MDUC Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and none of MDUC and the MDUC Affiliates or any fiduciary of any Employee Benefit Plan has Knowledge of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each MDUC Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

4.10.9 There is no material pending or threatened proceeding relating to any MDUC Employee Plan, nor is there any basis for any such proceeding. No action, lawsuit, grievance, or arbitration or other manner of litigation or claim with respect to the assets thereof of any MDUC Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration, for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the MDUC Employee Plans, MDUC, any ERISA affiliate, or any Fiduciary of a MDUC Employee Plan. None of MDUC, the MDUC Affiliates, or any fiduciary of a MDUC Employee Plan has engaged in a transaction with respect to any MDUC Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject MDUC to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The transactions contemplated by this Agreement will not result in the assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

4.10.10 MDUC and the MDUC Affiliates have maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed on Schedule 4.10.10.

4.10.11 Except as set forth on Schedule 4.10.11 and as required by Legal Requirements, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any present of former director, employee, officer, or independent contractor of MDUC or the MDUC Affiliates. There are no contracts or arrangements with respect to the providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

4.10.12 Except as set forth on Schedule 4.10.12 and for the continuation coverage requirements of COBRA, MDUC does not have any potential liability for benefits to present or former employees, independent contractors or their respective dependents following termination of employment or retirement under any of the MDUC Employee Plans that are Employee Welfare Benefit Plans.

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4.10.13 No written or oral representations have been made to any employee, independent contractor, or former employee or former independent contractor of MDUC promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any present or former employee or independent contractor of MDUC or MDUC Affiliate or former independent contractor concerning the employee benefits of Multiband.

4.11 Status of Environmental Liabilities. Except as set forth on Schedule 4.11:

4.11.1 MDUC is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable in any material respects under, any Environmental Law. Neither MDUC nor any of the MDUC Affiliates has any basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the MDUC Facilities or any other properties or assets (whether real, personal, or mixed) in which MDUC or any of the MDUC Affiliates has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by MDUC or any of the MDUC Affiliates or any other person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

4.11.2 There are no pending or, to the Knowledge of any of MDUC or any of the MDUC Affiliates, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the MDUC Facilities or any other properties and assets (whether real, personal, or mixed) in which MDUC or any of the MDUC Affiliates has or had an interest.

4.11.3 Neither MDUC nor any of the MDUC Affiliates has any basis to expect, nor has any of them or any other person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to any Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the MDUC Facilities or any other properties or assets (whether real, personal, or mixed) in which MDUC or any of the MDUC Affiliates had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by MDUC or any of the MDUC Affiliates, or any other person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

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4.11.4 Neither MDUC nor any of the MDUC Affiliates, or any other person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the MDUC Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which MDUC or any of the MDUC Affiliates, has or had an interest, or at any property geologically or hydrologically adjoining the MDUC Facilities or any such other property or assets.

4.11.5 To the Knowledge of MDUC and the MDUC Affiliates, there are no Hazardous Materials present on or in the environment at the MDUC Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the MDUC Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of MDUC or any of the MDUC Affiliates and any other person for whose conduct they are or may be held responsible, or any other person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the MDUC Facilities or any other properties or assets (whether real, personal, or mixed) in which MDUC or any of the MDUC Affiliates has or had an interest.

4.11.6 There has been no release or, to the Knowledge of any of MDUC or any of the MDUC Affiliates, threat of release, of any Hazardous Materials at or from the MDUC Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the MDUC Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which MDUC or any of the MDUC Affiliates has or had an interest, or any geologically or hydrologically adjoining property, whether by MDUC any of the MDUC Affiliates or any other person.

4.11.7 MDUC has delivered to Multiband, if any, true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by MDUC or any of the MDUC Affiliates pertaining to Hazardous Materials or Hazardous Activities in, on, or under the MDUC Facilities, or concerning compliance by MDUC or any of the MDUC Affiliates or any other person for whose conduct they are or may be held responsible, with Environmental Laws.

4.12 Status of Insurance Policies.

4.12.1 MDUC has delivered to Multiband, (i) copies of all material policies of insurance to which MDUC, any of the MDUC officers or any of their respective MDUC Affiliates is a party or under which any such person is or has been covered at any time within the five (5) years preceding the date of this Agreement and which relates to MDUC and the MDUC Affiliates, (ii) statements of any insurance brokerage fees paid, if any, in addition to premiums shown on current policies, (iii) schedules/registers of insurance for each of the five (5) years preceding the earliest policy year referenced in clause (i) hereof, showing brokers, carriers, policy numbers, dates of coverage, types of insurance, limits provided and premiums, (iv) copies of all pending applications for policies of insurance and all applications filed in connection with current policies, and (v) any statement, if any, by the auditor of MDUC’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims. Set forth on Schedule 4.12.1 is a list of all policies of insurance related to MDUC and the MDUC Affiliates, including the policy number of each such policy, for the past five (5) years.

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4.12.2 Schedule 4.12.2 describes, (i) any self-insurance arrangement by or affecting MDUC and the MDUC Affiliates, including any reserves established thereunder and any partial self-insurance such as through deductibles of more than $100,000 each occurrence, at any time during the ten years preceding the date of this Agreement, (ii) any current or previous contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk related to MDUC and the MDUC Affiliates, including any captive insurance company participation, and (iii) all obligations of MDUC and the MDUC Affiliates to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

4.12.3 Schedule 4.12.3 sets forth, by year, for the current policy year and each of the two preceding policy years, (i) a summary (whether internally prepared or insurance company issued) of the loss experience under each policy, (ii) a statement describing each open claim and all closed claims for an amount in excess of $100,000 under an insurance policy, which sets forth, (a) the name of the claimant, (b) a description of the policy by insurer, type of insurance, and period of coverage, (c) the amount and a brief description of the claim, and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

4.12.4 Except as set forth on Schedule 4.12.4, (i) all policies that provide coverage to any of MDUC, or any of the MDUC Affiliates (a) are valid, outstanding, and enforceable, (b) are issued by an insurer that is financially sound and reputable, (c) taken together, provide adequate insurance coverage for the assets and the operations of MDUC for all risks normally insured against by a person carrying on the same business or businesses as MDUC and for all risks to which MDUC is normally exposed, (d) are sufficient for compliance with all Legal Requirements and contracts related to MDUC and the MDUC Affiliates, (e) will continue in full force and effect following the Closing Date, and (f) do not provide for any retrospective premium adjustment or other experienced-based liability, (ii) MDUC or any of the MDUC Affiliates has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder, (iii) MDUC and the MDUC Affiliates have paid all premiums due, and has otherwise performed all of its obligations, under each policy related to MDUC and the MDUC Affiliates or that provides coverage for MDUC and the MDUC Affiliates, and (iv) MDUC has given notice to the insurer of all claims that may be insured thereby.

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4.13 Compliance with Specified Matters Relating to Taxes, Permits and Licenses. To its Knowledge, MDUC has timely filed or caused to be timely filed (or has received an appropriate extension of time to file) all material Tax Returns that are or were required to be filed by it prior to the Closing Date, pursuant to applicable Legal Requirements, and such Tax Returns were true and correct in all material respects. In addition, and to its Knowledge, MDUC has paid all Taxes that have or may have become due pursuant to such Tax Returns or otherwise, or pursuant to any assessment received by MDUC. To its Knowledge, MDUC possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged.

4.14 Enforceability. This Agreement constitutes the legal, valid and binding obligation of MDUC, enforceable against MDUC in accordance with its terms. Upon the execution and delivery by MDUC of each agreement to be executed or delivered by MDUC at the Closing (collectively, the “MDUC Closing Documents”), each of the MDUC Closing Documents will constitute the legal, valid and binding obligation of MDUC to the MDUC Closing Documents, enforceable against it in accordance with its respective terms except as enforcement is affected by laws of bankruptcy, reorganization, insolvency and creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. MDUC has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the MDUC Closing Documents to which it is a party and to perform its obligations under this Agreement and the MDUC Closing Documents, and such action has been duly authorized by all necessary action by such MDUC Board of Directors, as necessary.

4.15 Intellectual Property.

4.15.1 Set forth on Schedule 4.15.1 is a list and description of all patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by or MDUC, or any of the MDUC Affiliates, and all goodwill associated therewith comprising their intellectual property assets. MDUC and the MDUC Affiliates own or have the right to use and MDUC and the MDUC Affiliates shall as of the Closing Date own or have the right to use their business names, all assumed fictitious business names, any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names (and all derivatives thereof), software, formulae, methods, processes and other intangible properties that are necessary or customarily used by MDUC and the MDUC Affiliates for the ownership, management or operation of their business that otherwise comprise their intellectual property assets, including those listed on Schedule 4.15.1.

4.15.2 Schedule 4.15.2 contains a list and summary description of all rights in Internet web sites and Internet domain names presently used by MDUC and the respective MDUC Affiliates (collectively “MDUC Net Name(s)”). To MDUC’s and the MDUC Affiliates’ Knowledge, all MDUC Net Names have been registered and are in compliance with all formal Legal Requirements.

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4.16 Conflicting Interests. Except as set forth in Schedule 4.16, no present or former officer or director, and no MDUC Affiliate has (i) any material interest in any property used in or pertaining to the business of MDUC or the MDUC Affiliates, or (ii) any contract, commitment, arrangement or understanding with MDUC or any MDUC Affiliate.

4.17 Completeness of Disclosures. To the best of MDUC’s Knowledge, after diligent investigation, the representations and warranties made by the MDUC Parties in this Section 4 are true, complete and accurate.

SECTION 5

Representations, Warranties and Covenants of the Multiband Parties

Except as set forth in the corresponding Disclosure Schedule, as material inducement to MDUC and the MDUC Affiliates to enter into this Agreement and to close the transactions contemplated hereunder, the Multiband Parties make the following representations and warranties to MDUC and the MDUC Affiliates.

5.1 Proper Corporate and Governmental Approvals.

5.1.1 The Multiband Parties have full power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby, and to consummate the transactions contemplated hereby and thereby. This Agreement and the documents contemplated hereby have been, or will be when executed and delivered at or prior to the Closing, duly executed and delivered by the Multiband Parties and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of the Multiband Parties, enforceable against the Multiband Parties in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and/or other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. Except as indicated in Schedule 5.1.1, no approval of any government body or governmental agency is required to consummate the transactions contemplated hereby, except any approvals heretofore obtained.

5.1.2 The execution and delivery of this Agreement by Multiband and the consummation by Multiband of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Multiband. Approval by its shareholders shall be only to the extent required by SEC and/or NASDAQ rules. This Agreement has been duly executed and delivered by Multiband and, assuming due authorization, execution, and delivery by MDUC, constitutes the valid and binding obligation of Multiband, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

5.1.3 The Board of Directors of Multiband has, by the unanimous vote of all directors now in office, (i) approved this Agreement and the transactions contemplated hereby, and (ii) determined that the Merger is advisable and in the best interests of Multiband’s shareholders. Such resolutions have not been rescinded and are in full force and effect.

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5.1.4 No vote of the holders of any class or series of Multiband’s Shareholders or other securities is necessary for the consummation by Multiband of the transactions contemplated by this Agreement.

5.2 Good Standing. Multiband and the Multiband Affiliates are in good standing in the State of Minnesota and in all states in which the Multiband Affiliates are authorized to conduct business.

5.3 Capital Structure.

5.3.1 Multiband Capital Structure. The aggregate number of shares of capital stock that Multiband is authorized to issue is (a) One Hundred Million (100,000,000) authorized shares of Common Stock, no par value, of which 21,797,410 Multiband Shares are issued and outstanding shares of Common Stock no par value (pursuant to SEC Form 10-Q for the period ending March 31, 2012); and (b) 255,724 shares as of March 31, 2012, which are in the form of exercisable stock warrants. Multiband has, and will continue to have at all times until the Closing hereunder, a sufficient number of authorized but unissued shares of its Common Stock to be able to issue all of the Multiband Shares which are to be issued hereunder to the MDUC Shareholder or will obtain authorization from its shareholders to increase its authorized number of shares prior to the Closing. All issued and outstanding Multiband Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in full compliance with all applicable federal and state securities laws.

5.4 Absence of Conflict with Charter Documents, Bylaws and Material Contracts; Authorization.

5.4.1 Except as set forth on Schedule 5.4.1, the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by the Multiband Parties do not and will not, with or without the giving of notice, the lapse of time or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement or other instrument (including without limitation, the Multiband, and/or the Multiband Affiliates’ Articles of Incorporation and Bylaws) by which the Multiband Parties are bound, any judgment, decree, order or award of any court, Governmental Body or arbitrator, or any material applicable law, rule or regulation.

5.4.2 No authorization or order of, declaration, registration, or filing with, or notice to any governmental entity is required by or with respect to Multiband in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) such filings as may be necessary under the Hart-Scott-Rodino Act, or (ii) such filings as may be required under the 1933 Act or the 1934 Act or the rules of the NASDAQ Stock Market.

5.5 Financial Statements. The financial statements of the Multiband Affiliates as of December 31, 2011 (the “Balance Sheet Date”), audited by Baker Tilly Virchow, Krause & Company, LLP, Multiband’s certified public accountants, have been prepared in accordance with GAAP consistently applied throughout the periods. The financial statements present fairly in all material respects Multiband’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. Multiband’s auditors did not identify any “material weaknesses” (as such term is defined under GAAP) in connection with the audited financial statements for the fiscal year ended December 31, 2011.

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5.6 Condition, Ownership and Status of Owned and Leased Real and Personal Property.

5.6.1 The Multiband Affiliates do not own any real property (including without limitation any option or other right or obligation to purchase any real property or any interest therein).

5.6.2 Schedule 5.6.2 sets forth a complete list of all real property and interests in real property used, held for use or intended to be used primarily in the operation or conduct of the Multiband Affiliates’ business and identifies any leases, reciprocal easements, operating agreements, licenses or similar agreements relating thereto. True and complete copies of each agreement set forth on Schedule 5.6.2 has previously been furnished to MDUC. Each agreement set forth on Schedule 5.6.2 is in full force and effect and has not been amended in writing or otherwise, and no party thereto is in default or breach thereunder.

5.7 Litigation and Compliance with Laws. Except as set forth in Schedule 5.7, (i) the Multiband Affiliates are not engaged in or a party to any legal action, investigation, arbitration or other proceeding before any court, administrative agency or arbitrator in which a final determination adverse to any Multiband Affiliate would have a material adverse effect on the assets, financial condition or operations of the business, (ii) the Multiband Affiliates have not been charged with and, to their Knowledge, are not under investigation with respect to any violation of any provision of federal, state or other applicable law or administrative regulation, and (iii) the Multiband Affiliates, to their Knowledge, have not received notice, actual or constructive, of any claim or potential claim that has not been appropriately disclosed or accrued for pursuant to the relevant financial accounting standards.

5.8  Status of Material Contracts. The Multiband Affiliates have made available to MDUC true and complete copies of any material documents, contracts and commitments to which any of the Multiband Affiliates is a party (the “Multiband Contracts”). To their Knowledge, the Multiband Affiliates are not in default of any material term or provision of any of the Multiband Contracts. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not cause a breach of any of the Multiband Contracts.

5.9 Status of Labor Relations. Except as set forth on Schedule 5.9, (i) the Multiband Affiliates have not been or are not currently a party to any collective bargaining or other labor contract; and (ii) there has not been, there is not presently pending or existing, and to the Multiband Affiliates’ Knowledge there is not threatened, (a) any strike, slowdown, picketing, organizing campaign, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Multiband Affiliates relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Multiband or its premises, or (c) any application for certification of a collective bargaining agent. Except as set forth on Schedule 5.9, the Multiband Affiliates have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

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5.10 Status of Employee Benefit Plans.

5.10.1 Set forth on Schedule 5.10.1 is a list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by the Multiband Affiliates or any other person controlled by, controlling or under common control with the Multiband Affiliates (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“Multiband ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Multiband, or any Multiband ERISA Affiliate, or with respect to which the Multiband Affiliates have or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee, independent contractor or service provider of the Multiband Affiliates or any Multiband ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively, the “Multiband Employee Plans”). Schedule 5.10.1 identifies as such any Multiband Employee Plan that is (i) a Defined Benefit Plan, (ii) a plan intended to meet the requirements of Section 401(a) of the Code, (iii) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA), or (iv) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.

5.10.2 The Multiband Affiliates have, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) COBRA, and (ii) any applicable state statutes mandating health insurance continuation coverage for employees. Set forth on Schedule 5.10.2 is a list of all individuals who are current COBRA beneficiaries, their relationship to the Multiband Affiliates, the welfare plans they participated in, the benefits they elected to receive under COBRA and the expiration (or expected expiration) of their coverage.

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5.10.3 The forms of all Multiband Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in accordance with their terms and each of the Multiband Employee Plans and the administration thereof, is and has been in compliance with the requirements of any and all applicable statutes, orders, or governmental rules or regulations, including, but not limited to, ERISA and the Code. To the Multiband Affiliates’ Knowledge, none of the Multiband Affiliates or any fiduciary of a Multiband Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Multiband Employee Plans (including Internal Revenue Service/Department of Labor Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Multiband Employee Plans have been appropriately given.

5.10.4 Each Multiband Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and none of the Multiband Affiliates or any fiduciary of any Employee Benefit Plan, has Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Multiband Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and none of the Multiband Affiliates or any fiduciary of any Employee Benefit Plan has Knowledge of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Multiband Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

5.10.5 There is no material pending or threatened proceeding relating to any Multiband Employee Plan, nor is there any basis for any such proceeding. No action, suit, grievance, or arbitration or other manner of litigation or claim with respect to the assets thereof of any Multiband Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration, for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the Multiband Employee Plans, the Multiband Affiliates, any ERISA affiliate, or any fiduciary of a Multiband Employee Plan. None of Multiband or any fiduciary of a Multiband Employee Plan has engaged in a transaction with respect to any Multiband Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject Multiband to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

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5.10.6 The Multiband Affiliates have maintained workers’ compensation coverage as required by applicable state law through purchase of insurance.

5.11 Status of Environmental Liabilities. Except as set forth on Schedule 5.11:

5.11.1 The Multiband Parties are, and at all times has been, in full compliance with, and has not been and is not in violation of or liable in any material respects under, any Environmental Law. No Multiband Party or any Multiband Affiliate has any basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Multiband Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Multiband Facilities or any other properties or assets (whether real, personal, or mixed) in which the Multiband Parties or any Multiband Affiliate has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Multiband Parties or any Multiband Affiliate or any other person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

5.11.2 There are no pending or, to the Knowledge of the Multiband Parties or any Multiband Affiliate, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Multiband Facilities or any other properties and assets (whether real, personal, or mixed) in which the Multiband Parties or any Multiband Affiliate has or had an interest.

5.11.3 No Multiband Party or any Multiband Affiliate has any basis to expect, nor has any of them or any other person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Multiband Facilities or any other properties or assets (whether real, personal, or mixed) in which any Multiband Party or any Multiband Affiliate had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Multiband Parties or any Multiband Affiliate, or any other person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

5.11.4 Neither the Multiband Parties nor any Multiband Affiliate, or any other person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Multiband Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Multiband Parties or any Multiband Affiliate, has or had an interest, or at any property geologically or hydrologically adjoining the Multiband Facilities or any such other property or assets.

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5.11.5 To the Knowledge of the Multiband Parties and the Multiband Affiliates, there are no Hazardous Materials present on or in the environment at the Multiband Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Multiband Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of Multiband or a Multiband Affiliate and any other person for whose conduct they are or may be held responsible, or any other person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Multiband Facilities or any other properties or assets (whether real, personal, or mixed) in which the Multiband Parties or any Multiband Affiliate has or had an interest.

5.11.6 There has been no release or, to the Knowledge of the Multiband Parties or a Multiband Affiliate, threat of release, of any Hazardous Materials at or from the Multiband Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Multiband Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Multiband Parties or any Multiband Affiliate has or had an interest, or any geologically or hydrologically adjoining property, whether by the Multiband Parties or any Multiband Affiliate or any other person.

5.12 Status of Insurance Policies.

5.12.1 The Multiband Parties have delivered to MDUC, (i) copies of all policies of insurance to which the Multiband Parties, or any Multiband Affiliate is a party or under which any such person is or has been covered at any time within the two (2) years preceding the date of this Agreement and which relates to the business of the Multiband Parties, (ii) statements of any insurance brokerage fees paid, if any, in addition to premiums shown on current policies, (iii) schedules/registers of insurance for each of the five years preceding the earliest policy year referenced in clause (i) hereof, showing brokers, carriers, policy numbers, dates of coverage, types of insurance, limits provided and premiums, (iv) copies of all pending applications for policies of insurance and all applications filed in connection with current policies, and (v) any statement by the auditor of Multiband’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims. Set forth on Schedule 5.12.1 is a list of all policies of insurance related to the Multiband Parties, including the policy number of each such policy.

5.12.2 Schedule 5.12.2 describes, (i) any self-insurance arrangement by or affecting the Multiband Parties, including any reserves established thereunder and any partial self-insurance such as through deductibles of more than $100,000 each occurrence, at any time during the ten years preceding the date of this Agreement, (ii) any current or previous contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk related to Multiband, including any captive insurance company participation, and (iii) all obligations of Multiband to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

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5.12.3 Schedule 5.12.3 sets forth, by year, for the current policy year and each of the ten (10) preceding policy years, (i) a summary (whether internally prepared or insurance company issued) of the loss experience under each policy, (ii) a statement describing each open claim and all closed claims for an amount in excess of $100,000 under an insurance policy, which sets forth, (a) the name of the claimant, (b) a description of the policy by insurer, type of insurance, and period of coverage, and (c) the amount and a brief description of the claim, and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

5.12.4 Except as set forth on Schedule 5.12.4, (i) all policies that provide coverage to the Multiband Parties, or any Multiband Affiliate, (a) are valid, outstanding, and enforceable, (b) are issued by an insurer that is financially sound and reputable, (c) taken together, provide adequate insurance coverage for the assets and the operations of the Multiband Parties for all risks normally insured against by a person carrying on the same business or businesses as Multiband and for all risks to which the Multiband Parties are normally exposed, (d) are sufficient for compliance with all Legal Requirements and contracts related to the Multiband Parties, (e) will continue in full force and effect following the Closing Date, and (f) do not provide for any retrospective premium adjustment or other experienced-based liability, (ii) the Multiband Parties or any Multiband Affiliate have not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder, (iii) the Multiband Parties and the Multiband Affiliates have paid all premiums due, and has otherwise performed all of its obligations, under each policy related to the Multiband Parties and the Multiband Affiliates or that provides coverage for the Multiband Parties and the Multiband Affiliates, and (iv) the Multiband Parties have given notice to the insurer of all claims that may be insured thereby.

5.13 Compliance with Specified Matters Relating to Taxes, Permits and Licenses. To their Knowledge, the Multiband Parties have timely filed or caused to be timely filed (or has received an appropriate extension of time to file) all material Tax Returns that are or were required to be filed by them prior to the Closing Date, pursuant to applicable Legal Requirements, and such Tax Returns were true and correct in all material respects. In addition, and to their Knowledge, the Multiband Parties have paid all Taxes that have or may have become due pursuant to such Tax Returns or otherwise, or pursuant to any assessment received by Multiband. To their Knowledge, the Multiband Parties possess all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle them to own their properties and to transact the businesses in which they are now engaged.

5.14 Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Multiband Parties, enforceable against them in accordance with its terms. Upon the execution and delivery by the Multiband Affiliates of each agreement to be executed or delivered by the Multiband Affiliates at the Closing (collectively, the “Multiband Closing Documents”), each of the Multiband Closing Documents will constitute the legal, valid and binding obligation of the Multiband Affiliates, enforceable against them in accordance with their respective terms except as enforcement is affected by laws of bankruptcy, reorganization, insolvency and creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. The Multiband Parties have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Multiband Closing Documents to which it is a party and to perform its obligations under this Agreement and the Multiband Closing Documents, and such action has been duly authorized by all necessary action by such Multiband Parties’ shareholders and boards of directors, and by the Multiband Affiliates’ Board of Directors.

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5.15 Intellectual Property.

5.15.1 Set forth on Schedule 5.15.1 is a list and description of all patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by or the Multiband Parties or any Multiband Affiliate and all goodwill associated therewith comprising their intellectual property assets.

5.15.2 Schedule 5.15.2 contains a list and summary description of all rights in Internet web sites and Internet domain names presently used by the Multiband Parties and the Multiband Affiliates comprising part of their intellectual property assets (collectively “Multiband Net Names”). To the Multiband Parties’ and the Multiband Affiliates’ Knowledge, all Multiband Net Names have been registered and are in compliance with all formal Legal Requirements.

5.16 Conflicting Interests. Except as set forth in Schedule 5.16, no present or former officer or director of the Multiband Parties or the Multiband Affiliates has (a) any material interest in any property used in or pertaining to the business of the Multiband Parties or the Multiband Affiliates; or (b) any contract, commitment, arrangement or understanding with the Multiband Parties or any Multiband Affiliate.

5.17 SEC Filings. Multiband and the Multiband Affiliates have filed all forms, reports, and documents to be filed with the SEC since January 1, 2010 (collectively, the “Multiband SEC Reports”). As of the respective dates that they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Multiband SEC Reports complied in all material respects with the requirements of the 1933 Act and the 1934 Act, as the case may be, contain no material misstatements or omissions, attest to the effectiveness of all internal controls and present fairly in all material respects Multiband’s operations.

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5.18 Taxes.

5.18.1 Each of the Multiband Affiliates has duly and timely filed all Tax Returns required to have been filed by or with respect to the Multiband Affiliates and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. Each such Tax Return correctly and completely reflects all liability for Taxes and all information required to be reported thereon. All Taxes owed by the Multiband Affiliates (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each of the Multiband Affiliates has adequately provided for, in its books of account and records, all Liability for all unpaid Taxes, being current Taxes not yet due and payable.

5.18.2 Each of the Multiband Affiliates has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records related thereto.

5.18.3 The Multiband Affiliates have not filed any consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local, or foreign income Tax law). None of the assets or properties of the Multiband Affiliates constitutes tax exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. The Multiband Affiliates are not parties to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. The Multiband Affiliates have never been United States real property holding corporations within the meaning of Section 897(c)(2) of the Code. The Multiband Affiliates are not “foreign persons” within the meaning of Section 1445 of the Code. The Multiband Affiliates have not made any payments, and are not obligated to make any payments, or are parties to any agreement that under certain circumstances could obligate them or any one of them to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

5.19 Absence of Certain Changes or Events. Since the Multiband Balance Sheet Date to the date of this Agreement:

(a) there has not been a Multiband Material Adverse Effect;

(b) the Multiband Affiliates have not amended or otherwise modified their articles of incorporation or other organizational instruments;

(c) the Multiband Affiliates have not declared, set aside, or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d) the Multiband Affiliates have not split, combined, or reclassified any of their securities, or issued, or authorized for issuance, any securities except for the grant of Multiband stock options and the issuance of shares of Multiband common stock upon exercise of Multiband stock options, in each case, in the ordinary course of business consistent with past practice;

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(e) there has not been any material damage, destruction, or loss with respect to the property and assets of the Multiband Affiliates, whether or not covered by insurance;

(f) there has not been any revaluation of the Multiband Affiliates’ assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice; and

(g) the Multiband Affiliates have not made any change in accounting practices.

5.20 Completeness of Disclosures. To the best of the Multiband Parties’ Knowledge, after diligent investigation, the representations and warranties made by the Multiband Parties in this Section 5 are true, complete and accurate.

5.21 Operations of MBS. MBS was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

5.22 Funding. Multiband has, and will have at the Closing, cash on hand sufficient to operate hereunder in the ordinary course of business.

SECTION 6

Additional Agreements

6.1 Conduct of Business by MDUC.

6.1.1 During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the consummation of the transactions contemplated hereby, MDUC shall, and it shall cause the MDUC Affiliates to, in all material respects:

(a) carry on its business in the usual, regular, and ordinary course in a manner consistent with past practice;

(b) use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and other having business dealings with it; and

(c) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of MDUC contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and MDUC shall use its reasonable best efforts to cause all of the conditions to the obligations of MDUC under this Agreement to be satisfied as soon as practicable following the date hereof.

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6.1.2 Except as expressly provided in this Agreement, MDUC and/or any MDUC Affiliates shall not without the prior written consent of Multiband:

(a) adopt or propose any amendment to MDUC’s and/or the MDUC Affiliates’ Articles of Incorporation and other organizational instruments;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any MDUC and/or MDUC Affiliates’ securities;

(c) (i) issue or authorize for issuance of any MDUC and/or MDUC Affiliates’ securities, except the issuance of common stock contemplated on Schedule 4.3, or (ii) make any change in any issued and outstanding securities, or redeem, purchase, or otherwise acquire any securities other than the repurchase at cost from MDUC and/or MDUC Affiliates’ employees of MDUC Shares in connection with the termination of their employment pursuant to MDUC’s standard of form of option/restricted shareholder agreement and as otherwise contemplated on Schedule 4.3;

(d) (i) other than pursuant to a written agreement or MDUC Benefit Plan in the amount required hereunder and other than payment of bonuses and increases in salaries or wage rates or fringe benefits to non-officer employees, contractors or consultants in the ordinary course of business consistent with past practice, (a) modify the compensation or benefits payable or to become payable by MDUC and/or the MDUC Affiliates to any of its current or former directors, officers, employees, contractors or consultants, or (b) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors, or consultants of MDUC and/or the MDUC Affiliates other than as contemplated on Schedule 6.1.2(d)(i)(b), or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;

(e) establish, adopt, enter into, amend, or terminate any MDUC Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors, or consultants of MDUC and/or the MDUC Affiliates except in the ordinary course of business;

(f) other than (i) sales of inventory, (ii) other dispositions of property and assets that are not material, individually or in the aggregate, to MDUC and the MDUC Affiliates, taken as a whole, in each case in the ordinary course of business consistent with past practice, or (iii) those previously disclosed asset sale transactions being negotiated prior to the Letter of Intent, sell, lease, transfer or assign any property or assets of the MDUC and/or the MDUC Affiliates;

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(g) except for borrowings in the ordinary course of business consistent with past practice pursuant to credit facilities existing on the date of this Agreement or the financing of ordinary course trade payables consistent with past practice, (i) assume, incur or guarantee any indebtedness, other than endorsements for collection in the ordinary course of business, or (ii) modify the terms of any existing indebtedness in any material respect;

(h) other than permitted liens and liens granted pursuant to credit facilities existing on the date of this Agreement in connection with borrowings permitted under subparagraph (g), pledge or permit to become subject to liens any properties or assets of MDUC and/or the MDUC Affiliates;

(i) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

(j) not cancel any debts or waive any claims or rights of substantial value;

(k) other than in the ordinary course of business consistent with past practice, (i) materially amend, modify or terminate, or waive, release, or assign any rights under, any material MDUC Contract, or (ii) enter into any contract which, if entered into prior to the date hereof, would have been required to be set forth in the Schedules attached to this Agreement;

(l) acquire, or agree to acquire, from any person any assets, operations, business, or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any person, except in connection with (i) capital expenditures set forth in Schedule 6.1.2(l)(i) in excess of $100,000, (ii) acquisitions of inventory and other tangible assets in the ordinary course of business consistent with past practice, and (iii) acquisitions of assets, operations, businesses or securities set forth in Schedule 6.1.2(l)(iii), and other such acquisitions not to exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate;

(m) amend any MDUC Stock Option or any other similar plan, or authorize cash payments in exchange for any of the foregoing;

(n) except as indicated on Schedule 6.1.2(n), make any filings or registrations, with any governmental entity, except routine filings and registrations made in the ordinary course of business and filings made pursuant to or in connection with this Agreement and resulting transactions;

(o) take any actions outside the ordinary course of business;

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(p) other than as required by GAAP (as advised by its regular independent accounts), make any changes in its accounting methods, principles or practices;

(q) make any tax election, change its method of Tax accounting or settle any claim relating to taxes;

(r) take any action or omit to do any act within its reasonable control which action or omission which is reasonable likely to result in any of the conditions to the transactions contemplated by the Agreement not being satisfied, except as may be required by applicable law; or

(s) prior to the effective date, negotiate with any third party to sell MDUC or any of its affiliates to a party other than Multiband, except those previously disclosed asset sale transactions being negotiated prior to the Letter of Intent.

6.2 Conduct of Business by Multiband.

6.2.1 During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the consummation of the transactions contemplated hereby, the Multiband Affiliates shall:

(a) carry on its business in the usual, regular and ordinary course in a manner consistent with past practice;

(b) not take any actions outside the ordinary course of business;

(c) use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and

(d) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Multiband Affiliates contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and the Multiband Affiliates shall use their reasonable best efforts to cause all of the conditions to the obligations of the Multiband Affiliates under this Agreement to be satisfied as soon as practicable following the date hereof.

6.3 Joint Proxy/Registration Statement.

6.3.1 The Parties agree jointly to prepare a joint proxy/registration statement (the “Joint Proxy/Registration Statement”) in connection with the Merger to (i) obtain MDUC shareholder approval, and (ii) register the Multiband Shares to be used in the Merger pursuant to Form S-4 (or such other registration vehicle). The Corporate Parties agree to cooperate, and to cause their subsidiaries to cooperate, with the other Parties, its counsel and its accountants, where needed, in the preparation of the Joint Proxy/Registration Statement. Multiband also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. MDUC agrees to furnish to Multiband all information concerning MDUC, the MDUC Affiliates, and their officers, directors, and shareholders as may be reasonably requested in connection with the foregoing.

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6.3.2 Within six weeks of the signing of this Agreement, the Corporate Parties shall file the Joint Proxy/Registration Statement with the SEC. The Joint Proxy/Registration Statement shall comply as to form in all material respects with the applicable provisions of the 1933 Act and the 1934 Act and other applicable law. The Corporate Parties shall use best efforts to have the Joint Proxy/Registration Statement declared effective by the SEC as promptly as practicable after the filing thereof and to keep the Joint Proxy/Registration Statement effective as long as is necessary to consummate the Merger. The Corporate Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy/Registration Statement received by such Party from the SEC. Multiband shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Multiband Shares. The Corporate Parties will advise each other promptly after it receives notice thereof, of the time when the Joint Proxy/Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Multiband common stock issuable in connection with the Merger in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy/Registration Statement.

6.3.3 Each of MDUC and Multiband agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Joint Proxy/Registration Statement will, and each amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy/Registration Statement and any amendment or supplement thereto will, at the date of filing with the SEC and thereafter mailing to shareholders and at the time of the MDUC Shareholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of MDUC and Multiband further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Joint Proxy/Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy/Registration Statement.

6.3.4 Multiband agrees to advise MDUC, promptly after Multiband receives notice thereof, of the issuance of any stop order or the suspension of the qualification of Multiband Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose.

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6.4 Meetings of Shareholders.

6.4.1 As promptly as practicable, MDUC shall take all action necessary under the laws of Delaware and its Articles of Incorporation and other organizational instruments to call, convene and hold a meeting of its shareholders to consider the Merger.

6.4.2 (i) The Board of Directors of MDUC shall recommend that MDUC Shareholders vote in favor of the adoption of this Agreement and the Merger, (ii) the Proxy Statement shall include a statement that the Board of Directors of MDUC has determined that this Agreement and the Merger are in the best interests of the MDUC Shareholders and has recommended that the MDUC Shareholders vote in favor of the adoption of this Agreement and Merger subject to the terms of this Agreement, and (iii) the Board of Directors of MDUC shall not effect any change of recommendation, provided, however, that the foregoing shall not prohibit the Board of Directors of MDUC from complying with its fiduciary obligations under applicable law, as determined in good faith by the Board of Directors after consultation with outside counsel, to withhold, withdraw or modify the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the Merger and the adoption of this Agreement, fulfilling its duty of candor or disclosure to the MDUC Shareholders under applicable law.

6.5 Access to Information. Subject to the terms of the confidentiality provisions of the Letter of Intent, each of Multiband and MDUC shall, and shall cause the Multiband Affiliates and the MDUC Affiliates to, afford to the other Party’s officers, directors, employees, accountants, counsel and other agents (“Representative(s)”) reasonable access to its properties, assets and records during the period prior to the Closing Date to obtain all information concerning its business as such other Party may reasonable request. Each of Multiband and MDUC shall furnish to the other Party all such documents and copies of documents and records and information with respect to itself and the Multiband Affiliates and the MDUC Affiliates and copies of any working papers relation thereto as the other Party may reasonably request. Nothing in this Section 6.5 shall require Multiband or MDUC, as the case may be, to provide any access, or to disclose any information, if permitting such access or disclosing such information would (i) violate applicable law, (ii) violate any of its obligations with respect to confidentiality (provided that each Party shall, upon the request of the other Party, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (iii) result in the loss of attorney-client privilege (provided that each Party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Each of Multiband and MDUC also will consult with the other Party regarding its business on a regular basis.

6.6 Regulatory Approvals.

6.6.1  Each of MDUC and Multiband shall promptly apply for, and take all reasonable necessary actions to obtain or make, as applicable, all authorizations, orders, declarations and filings with, and notices to, any Governmental Body or other person required to be obtained or made by it for the consummation of the transactions contemplated hereby.

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6.7 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Multiband and MDUC. Thereafter, each of Multiband and MDUC shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement without the prior consent of the other Corporate Parties (such consent not to be unreasonably withheld or delayed); provided that a Corporate Party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by applicable law or the rules of the SEC, NASDAQ Stock Market or the OTCBB. Notwithstanding the foregoing, a Corporate Party may make public statements in response to questions from the press, analysts, investors and make internal announcements to employees, so long as such statements and announcements are consistent with previous press releases or public statements made jointly by Multiband and MDUC and do not violate the terms of the Confidentiality Agreement.

6.8 Notification of Certain Matters. Each of Multiband and MDUC shall give prompt notice to the other Corporate Party of any fact, event or circumstance known to it that (i) individually or taken together with all other facts, events and circumstances known to it, has had or would reasonable be expected to have a Multiband Material Adverse Effect or a MDUC Material Adverse Effect, as applicable, (ii) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein, (iii) the failure of any condition precedent to its obligations, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (v) any notice or other communication from any governmental entity in connection with the Agreement or the Merger; provided, however, that (a) the delivery of any notice pursuant to this Section 6.8 shall not prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (b) disclosure by Multiband or MDUC shall not be deemed to amend or supplement the MDUC Disclosure Schedules or Multiband Disclosure Schedule or constitute an exception to any representation or warranty.

6.9 Director and Officer Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Entity (MDUC) shall contain, and Multiband shall cause the certificate of incorporation and bylaws of the Surviving Entity (MDUC) to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of MDUC and MDUC Affiliates (the “MDUC Director and Officer Parties”) than are presently set forth in MDUC charter documents, which provisions shall not be amended, modified or repealed for a period of six (6) years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of MDUC or MDUC Affiliates.

(b) Multiband shall maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time an insurance “tail” policy and retention costs with respect to the directors’, officers’ and fiduciaries’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage provided to the MDUC Director and Officer Parties under the insurance policies applicable to them as of the date hereof.

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(c) In the event that Multiband or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Multiband, as the case may be, shall succeed to the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the MDUC Director and Officer Parties by law, charter, statute, bylaw or contract and shall operate for the benefit of, and shall be enforceable by, each of the MDUC Director and Officer Parties, their heirs and their Representatives. Multiband shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.9 in connection with their enforcement of their rights provided in this Section 6.9.

(e) Notwithstanding the above, Multiband shall have no obligation to indemnify any of the MDUC Director and Officer Parties for conduct which involves illegal or deliberate wrongful acts.

6.10 MDUC Change of Control. Any “change in control” provisions contained in any MDUC employment agreement shall be waived or, in the alternative, MDUC shall be completely responsible for paying out any compensation related to said change in control provisions in the employment agreements and shall fully indemnify and hold Multiband harmless with respect thereto. The specific MDUC employees involved will provide such waivers to Multiband.

6.11 Unsolicited Proposals.

(a) If MDUC receives an unsolicited, written or oral proposal for merger, acquisition or similar transaction (“Proposal”) by any Person at any time prior to the MDUC Shareholders’ meeting, MDUC may, prior to (but not after) obtaining the MDUC Shareholder approval, take the following actions if the MDUC Board of Directors has determined, in its good faith judgment (after consultation with financial advisors and outside legal counsel), that such Proposal constitutes or could reasonably be expected to lead to a financially superior proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, then MDUC shall be allowed to furnish information to, and enter into discussions and negotiations with, such Person with respect to such Proposal.

(b) Promptly (but in no event more than 24 hours) following receipt of any Proposal or any inquiry that could reasonably be expected to lead to any written Proposal, MDUC shall advise Multiband in writing of the receipt of such Proposal, request or inquiry, and the general terms and conditions of such Proposal, request or inquiry. In addition, MDUC shall provide Multiband as promptly as practicable all such information as is reasonably necessary to keep Multiband informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Proposal, request or inquiry.

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(c) Notwithstanding anything herein to the contrary, at any time prior to the MDUC Shareholders’ meeting, if MDUC has received a Proposal (after giving effect to the terms of any revised offer by Multiband), the MDUC Board of Directors may make a change in its recommendation of the Merger if it has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.

(d) Nothing contained in this Agreement shall prevent MDUC or its Board of Directors from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Proposal or from making any disclosure to MDUC Shareholders if MDUC’s Board of Directors (after consultation with outside legal counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable law.

(e) Should MDUC ultimately accept a Proposal other than Multiband’s, MDUC shall, within five (5) days of acceptance of said competing Proposal, pay Multiband a one-time break-up fee of five hundred ($500,000) thousand dollars.

SECTION 7

General Conditions to the Merger

7.1 The obligations of MDUC and Multiband to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

7.1.1 MDUC Shareholder Approval. The MDUC Shareholders’ approval of the Merger shall have been obtained.

7.1.2 Governmental Body Approvals. All authorizations and orders of, declarations and filings with, and notices to any Governmental Body required to permit the consummation of the Merger shall have been obtained or made and shall be in full force and effect.

7.1.3 Legality. No temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the Merger shall be in effect. No law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

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7.1.4 Litigation. No action shall be pending or threatened before any court or other Governmental Body, in each case that has a reasonable likelihood of success, (a) seeking to prevent consummation of the Merger or seeking to obtain from Multiband or MDUC damages that are material in relation to the Multiband Affiliates, taken as a whole, or MDUC and MDUC Affiliates, taken as a whole, as the case may be, (b) seeking to impose any material limitation on the right of Multiband to control the MDUC and the MDUC Affiliates, (c) seeking to restrain or prohibit Multiband’s or MDUC’s ownership or operation (or that of their respective Multiband and MDUC Affiliates) or any portion of the business or assets of the Multiband Affiliates, taken as a whole, or of MDUC and the MDUC Affiliates, taken as a whole, or to compel MDUC or Multiband or any of their respective Multiband and MDUC Affiliates to dispose of or hold separate any portion of the business or assets of the Multiband Affiliates, taken as a whole, or of MDUC and the MDUC Affiliates, taken as a whole, and if such business or assets relate to MDUC or any of the MDUC Affiliates, such business or assets are material to the financial condition, results of operations or prospects of the MDUC and the MDUC Affiliates, taken as a whole, and if such business or assets relate to the Multiband Affiliates, such business or assets are material to the financial condition, results of operations or prospects of the Multiband Affiliates, taken as a whole.

7.1.5 Other Closing Conditions. As specific additional conditions to the Closing of the transactions contemplated by this Agreement, the Closing is contingent on the satisfaction of the following condition, which is for the benefit of the Parties, and which may only be waived by the Parties, any necessary DirecTV and/or third party consents have been obtained.

SECTION 8

Conditions Precedent to MDUC’s Obligation to Close the Transactions Contemplated by this Agreement

The following shall be conditions precedent to the obligation of MDUC to close the transactions contemplated by this Agreement, any of which may be waived in whole or in part by MDUC:

8.1 The representations and warranties of Multiband set forth in this Agreement shall have been true and correct at and as of the date hereof (without giving effect to any Multiband Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except where the failure of such representations and warranties to be true and correct (without giving effect to any Multiband Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Multiband Material Adverse Effect. MDUC shall have received a certificate dated as of the Closing Date signed on behalf of Multiband by the President of Multiband to such effect.

8.2 Multiband shall have performed, or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date. MDUC shall have received a certificate signed on behalf of Multiband by the President of Multiband to such effect.

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8.3 There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a Multiband Material Adverse Effect.

8.4 MDUC and each of the MDUC Shareholders shall have received the deliveries set forth in Section 3.3.

8.5 MDUC’s lenders shall have consented to the transaction.

8.6 All actions, proceedings, instruments and documents required to enable the Multiband Parties to perform this Agreement or matters incident thereto (other than matters for which MDUC is responsible under the terms of this Agreement), and all other legal matters not relating to a default by MDUC of its obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of MDUC.

8.7 The Multiband Parties’ and the Multiband Affiliates’ Boards of Directors shall have approved this Agreement and all other transactions contemplated hereby.

8.8 Executive Employment Agreements. Multiband shall have executed and delivered Executive Employment Agreements for (at a minimum) [ *** Redacted *** ].

SECTION 9

Conditions to Obligation of Multiband to Effect the Merger

The obligation of Multiband to effect the Merger is subject to the satisfaction (or waiver by Multiband in its sole discretion) of the following further conditions:

9.1 The representations and warranties of MDUC set forth in this Agreement shall have been true and correct at and as of the date hereof (without giving effect to any MDUC Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except where the failure of such representations and warranties to be true and correct (without giving effect to any MDUC Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a MDUC Material Adverse Effect. Multiband shall have received a certificate dated the Closing Date signed on behalf of MDUC by the President of MDUC to such effect.

9.2 MDUC shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Multiband shall have received a certificate signed on behalf of MDUC by the President or Chief Financial officer of MDUC to such effect.

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9.3 There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a MDUC Material Adverse Effect.

9.4 Any necessary third party consent to the transaction shall have been obtained.

9.5 Multiband shall have received the deliveries set forth in Section 3.2.

9.6 MDUC’s bank debt shall not exceed $29.7 million at Closing.

9.7 MDUC shall have written off its bad debt in a manner which is consistent with GAAP and reasonably satisfies Multiband.

9.8 MDUC shall have its lenders’ written consent to enter into this transaction. In addition, Multiband shall have reasonably approved any current and/or proposed loan agreement between MDUC and its lenders.

9.9 An independent fair market value appraisal shall have been conducted regarding MDUC’s tangible and intangible assets. The fair market value appraisal shall be completed on or before July 31, 2012 and the results of such appraisal shall be made available to MDUC. The choice of appraiser is subject to Multiband’s approval.

9.10 Multiband shall have been provided sufficient evidence to its reasonable satisfaction that all “change in control” provisions in all MDUC employment agreements shall have been waived or satisfied by MDUC.

9.11 Multiband’s current lenders or prospective lenders shall have consented to this Agreement.

SECTION 10

Termination

10.1. This Agreement may be terminated at any time by any Party:

10.1.1 Upon material breach of this Agreement by any other Party, subject to written notice and reasonable period of cure;

10.1.2 By the written agreement of Multiband and MDUC;

10.1.3 By Multiband, or MDUC, by written notice to the other Parties if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. C.S.T. on December 31, 2012, unless such date shall be extended by the mutual written consent of Multiband and MDUC; provided, however, that no Party may give such notice if its breach of this Agreement has precluded the consummation of this Agreement;

10.1.4 By a failure to satisfy fully any of the conditions precedent benefiting such Party at or prior to the Closing;

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10.1.5 If the MDUC Shareholders’ approval shall not have been obtained at the MDUC Shareholders’ meeting, or any adjournment or postponement thereof;

10.1.6 If required regulatory approvals for the transactions contemplated by this Agreement, including that of the NASDAQ stock market, have not been obtained or if conditions imposed on this Agreement by regulatory authorities are unacceptable in the reasonable judgment of any Party; or

10.1.7 By MDUC, at any time after 5:00 pm C.S.T. on July 31, 2012 if the consents referenced in Sections 9.8 and 9.11 have not been obtained.

10.2 In the event of the termination of this Agreement pursuant to this Section 10, this Agreement shall be void, without any liability to any Party in respect hereof or of the transactions contemplated hereby on the part of any Party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, attorneys, stockholders or shareholders; provided, however, that (i) the provisions of Section 6.7, 12.2, 12.3, 12.4, and 12.5 of this Agreement shall remain in full force and effect and survive any termination of this Agreement, and (ii) no such termination shall relieve the breaching Party from liability resulting from any breach by that Party of this Agreement.

SECTION 11

Further Assurances

The Parties agree to execute and deliver all such other instruments and take all such other action as any Party may reasonably request from time to time, before or after the Closing and without payment of further consideration therefor, in order to effectuate the transactions provided for herein. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and tax returns.

SECTION 12

Miscellaneous

12.1 Indulgences, Waivers, Etc. Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of such right, remedy, power of privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

12.2 Controlling Laws. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Minnesota, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Minnesota to the rights and duties of the Parties.

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12.3 Public Announcements and Confidentiality. The Parties acknowledge that the transactions described herein are of a confidential nature and shall not be disclosed prior to the Closing except to agents, representatives, counsel, accountants and consultants unless otherwise specifically provided in this Agreement or as required by law. None of the Parties hereto shall make any public disclosure of the terms of this Agreement prior to the Closing, except as required by law or mutually agreed to by the Corporate Parties, such requirement to be substantiated by a written opinion of counsel. The Parties shall endeavor to make only those press releases or other public disclosures as are required by law; provided, however, that no press release or other public disclosure prior to the Closing shall be made without a minimum of twenty-four (24) hours prior consultation with the other Parties.

12.4 Costs. Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the Merger, including, without limitation, all accounting, legal, finder, broker and other fees and expenses.

12.5 Dispute Resolution.  Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, or any other controversy arising out of this Agreement, including, without limitation, any state or federal statutory claims, shall be submitted to arbitration in Minneapolis, Minnesota, before a panel of three (3) arbitrators reasonably experienced in the type of controversy being brought (one picked by MDUC, one picked by Multiband and the other mutually agreed to) selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator (the “Arbitrator”) shall be selected from the American Arbitration Association, and the Arbitration shall be conducted in accordance with JAMS as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by the Parties in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the Parties hereto and may be enforced by any court of competent jurisdiction. The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. The Arbitrator shall determine the allocation of associated fees and costs in accordance with applicable law.

12.6 Applicable Law. This Agreement shall be governed in all respects by Minnesota law except as otherwise indicated herein.

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12.7 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express or DHL or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Multiband:	Multiband Corporation
9449 Science Center Drive
New Hope, Minnesota 55428
Attn: President

If to MDUC:	MDU Communications International, Inc.
60-D Commerce Way
Totowa, New Jersey 07512
Attn: Sheldon Nelson, President
Tel: (973) 237-9499, x4007
Fax: (973) 237-9243

Any Party may alter the address to which communications or copies are to be sent by giving notice of such changes of address to the other Parties in conformity with the provisions of this Section 12 for the giving of notice.

12.8 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. If not included upon signing of the Agreement, the Parties shall work toward completion and inclusion of all Exhibits and Schedules within two (2) weeks of signing and the review of such information contained in the Exhibits and Schedules shall fall within the Due Diligence Period, each Party having sole discretion of approval.

12.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties.

12.10 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns, except that no Party may assign or transfer its rights or obligations under or interest in this Agreement without the prior written consent of the other Parties.

12.11 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party benefits upon any other Person except as otherwise indicated in this Agreement, including, but not limited to Section 6.9.

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12.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when two or more counterparts hereto, individually or taken together, bear the signatures of all of the Parties reflected hereon as the signatories. Facsimile counterpart signatures to this Agreement shall be acceptable at the Closing if the originally executed counterpart is delivered within a reasonable time thereafter.

12.13 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision may be invalid or unenforceable in whole or in part for any reason. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and unenforceable and that comes closest to expressing the intention of the invalid and unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.14 Entire Agreement. This Agreement, together with the related agreements referred to herein, contains the entire understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, including, without limitation, the Letter of Intent. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

12.15 Disclaimer of Representations. Except as expressly set forth in this Agreement and the Schedules referred to therein, the Parties have not made any representations or warranties to each other and acknowledge that they are not relying on any other information received from any other Party or its representatives (including, without limitation, any projections, forecasts or forward-looking information).

12.16 Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by all of the Parties. Notwithstanding the foregoing, however, nothing shall preclude any two Parties from agreeing in writing to a modification of their rights and duties with respect to each other, but no such agreement shall be binding on Parties to this Agreement who have not consented in writing thereto.

12.17 Section and Paragraph Headings and Recitals. The Section and Paragraph headings in this Agreement and the recitals at the beginning of this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

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12.18 Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

12.19 Duty of Cooperation. Each Party shall cooperate in good faith with the other Parties generally, and in particular will make available, as the other Parties reasonably request, management decisions, liaison personnel, information, approvals and acceptances so that the other Parties may properly perform their obligations under this Agreement.

12.20 Time of the Essence. With regarding to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.21 Construction. The construction of this Agreement shall not take into consideration the Party(ies) who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The Parties acknowledge that they were advised by competent counsel that each has chosen to represent such Party and each Party has had a full opportunity to comment upon and negotiate the terms of this Agreement. The language used in this Agreement is the language chosen by the Parties hereto to express their mutual intent as a result of arm’s length bargaining.

12.22 Exclusivity. Except as set forth in Sections 10.1.7 and 6.11, until September 30, 2012, MDUC shall not, directly or indirectly, through any representatives or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to the acquisition of their business, except for Multiband’s, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory and subscribers in the ordinary course of business).

[Signatures on next page]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written.

MULTIBAND CORPORATION

By:
Name:
Title:

MBSUB

By:
Name:
Title:

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:
Name:
Title:

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List of Schedules

[ *** Redacted ***]

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